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                                                                    EXHIBIT 11.1

                             PHOTON DYNAMICS, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                     (In thousands, except per share data)

Primary and Fully Diluted Earnings Per Share

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
                                                                   YEAR ENDED
                                                                    SEPTEMBER
                                                                       30,
                                                                   -----------
                                                                   1996  1995
                                                                   ----- -----
   Net income..................................................... $ 854 $ 377
   Reduction of interest expense related to modified treasury
   stock method...................................................    --    26
                                                                   ----- -----
   Adjusted net income............................................ $ 854 $ 403
   Computation of weighted average common and common equivalent shares outstanding:
     Common stock................................................. 7,387   963
     Convertible preferred shares.................................    -- 3,482
     Options and warrants.........................................    --   518
     Shares related to SAB No. 55, 64, and 83.....................    --   462
                                                                   ----- -----
   Total weighted average common and common equivalent shares outstanding.................................................... 7,387 5,425
                                                                   ----- -----
   Net income per share........................................... $0.12 $0.07
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